Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                        August 30, 2016
                                                                                                                                                                                                                                                                                                                                                                                                                                                                        Investor Contact:  William Vens
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                   (317) 429-2554
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                investors@baldwinandlyons.com

Baldwin & Lyons Appoints William C. Vens Chief Financial Officer, W. Randall Birchfield Company President
Carmel, Indiana, August 30, 2016 - Baldwin & Lyons, Inc. (NASDAQ:BWINA) (NASDAQ:BWINB) today announced on that William C. Vens has been appointed Chief Financial Officer of the Company, effective immediately.
Mr. Vens joined the Company in June 2014 as Managing Director of Finance and after that served as Vice President of Strategy and Planning from June 2016 to the present, a role that includes management of the Company's reinsurance and actuarial teams. Prior to joining the Company, Mr. Vens served in Merrill Lynch & Co.'s investment banking division from 2002 to 2011, specializing in insurance company advisory and financing transactions. Mr. Vens holds a BA from the University of Notre Dame and an MBA from Harvard University.
The Company also today announced that Chief Executive Officer W. Randall Birchfield has been given the additional title of Company President.
A graduate of the United States Military Academy at West Point, Mr. Birchfield went on to receive an MA in Managerial Economics from the University of Oklahoma and an MBA from Harvard University. Mr. Birchfield has an extensive background in the property and casualty insurance industry through his many years working for Allstate Insurance Company, Farmers Insurance Company, American International Group and Progressive Insurance Company. He joined the company in September 2013 serving as the Vice President of Underwriting. In April 2014, he was promoted to Executive Vice President of Sales and Underwriting. Mr. Birchfield moved into his current role as Chief Executive Officer in May 2016.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.